Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Third Quarter Results;
Late-Season Momentum Expected to Continue Through Year-End
Fiscal year-to-date adjusted EPS increased 17 percent compared to a year ago
Full-year adjusted EPS to meet or exceed high-end of guidance range of $3.05 to $3.20
Company expects to enhance return of cash to shareholders during fiscal fourth quarter

MARYSVILLE, Ohio (August 5, 2014) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced results for its fiscal third quarter ended June 28, 2014 and said it expects full-year adjusted earnings to be at least on the high-end of its guidance range of $3.05 to $3.20 per share.

“The second half of the lawn and garden season has been extremely strong, with positive consumer purchases against the double-digit increases we posted a year ago,” said Jim Hagedorn, chairman and chief executive officer. “Our momentum is carrying into the fourth quarter with consumer purchases in July at an all-time high and our European business on track to have its most profitable year ever.

“Based on our continued momentum, we’re now confident that full-year earnings are trending toward the high end of our previous guidance range with upside potential depending on results for the balance of the year. We also are finalizing plans to increase our focus on shareholder friendly actions. Within the coming weeks, we expect to announce returning roughly $125 million, or about $2 per share, to shareholders during the fourth quarter.”

Third Quarter Details
Company-wide net sales for the quarter ended June 28 declined 2 percent to $1.12 billion due to a 3 percent decline in the Global Consumer segment, where sales were $1.01 billion during the third quarter, compared to $1.04 billion during the same quarter a year ago. The year-over-year difference was due primarily to lower unit volume in the U.S. compared to a year ago, partially offset by targeted pricing, continued strength in Europe as well as the acquisition of the Tomcat business.

Consumer purchases in the U.S. - as measured by point-of-sale (POS) data from the Company’s largest retail partners - were relatively flat in the third quarter, compared to a year ago.

“Although many of our major markets in the U.S. didn’t break until early May, consumers have been highly engaged since then,” said Hagedorn. “The strength we have seen over the last several months speaks to the resilience of this category and the strength of our brands.”

Scotts LawnService sales increased 3 percent to $92.8 million in the third quarter, compared to $89.9 million a year ago, primarily due to the timing of sales shifting from the second quarter to the third quarter due to the delayed start of the spring season.

For the quarter, the company-wide adjusted gross margin rate was 37.9 percent, compared with 38.9 percent a year ago. The year-over-year difference was primarily attributable to higher distribution costs and unfavorable product mix, partially offset by planned cost reductions and targeted pricing.

Selling, general and administrative expenses (SG&A) were flat in the quarter, in line with the Company’s internal expectations.

The consolidated company-wide adjusted income from continuing operations before income taxes was $227.3 million during the quarter, compared to $240.7 million a year ago. The operating income from the Global Consumer segment for the third quarter declined 6 percent to $244.5 million, compared with $260.5 million a year ago. The Scotts LawnService segment reported operating income of $20.7 million for the quarter, a decline of 7 percent, compared with $22.3 million during the same quarter a year ago.

Adjusted income from continuing operations for the third quarter was $146.0 million, or $2.34 per share, which excludes impairment, restructuring and other charges. That compares with adjusted income of $153.4 million, or $2.45 per share, last year. On a GAAP basis, income from continuing operations was $120.7 million, or $1.93 per share, compared with $147.7 million, or $2.36 per share, a year ago.

The quarter included a $33.7 million non-cash impairment charge related to the Ortho brand as part of the Company's impairment review.

Year-to-Date Details
Net sales for the first nine months of fiscal 2014 increased 2 percent to $2.39 billion, compared to $2.34 billion a year ago. The year-over-year change was attributable to increased sales in the Global Consumer segment, primarily due to strength in Europe, targeted pricing in the U.S. and the acquisition of the Tomcat business. For the first nine months of the year, Scotts LawnService sales were flat, compared to a year ago.

Fiscal year-to-date consumer purchases in the U.S. were slightly down through the end of June due primarily to a weather-delayed start to the season.

The adjusted company-wide gross margin rate for the first nine months increased 100 basis points to 37.3 percent, compared to 36.3 percent a year ago, primarily due to targeted pricing and planned cost reductions, partially offset by higher-than-expected distribution costs and unfavorable product mix.

SG&A increased $6 million to $525.6 million for the first nine months, in line with the Company’s internal expectations.

Adjusted income from continuing operations increased 18 percent to $217.1 million, or $3.46 per share, for the first nine months of the year, compared to $184.3 million, or $2.95 per share, during the same period a year ago. Those results exclude impairment, restructuring and other charges, as well as one-time costs related to financing. Including those items, reported income from continuing operations for the first nine months of fiscal 2014 was $180.6 million, or $2.88 per share, compared with $178.6 million, or $2.86 per share, a year ago.

Full-Year Outlook
The Company said stronger-than-expected sales trends since June will likely result in a 1 to 2 percent year-over-year net sales increase for the year, which is slightly better than what management communicated earlier in the third quarter. The Company anticipates an improvement in adjusted gross margin rate of approximately 100 basis points and an increase in SG&A of approximately 2 percent for the year.

Volume shortfalls earlier in the season are likely to result in higher-than-expected year-ending inventory levels and working capital. As a result, operating cash flow will likely be slightly lower than the $275 million that was originally projected.

Conference Call and Webcast Scheduled for 9:00 a.m. ET Today, August 5
The Company will discuss results during a webcast and conference call today at 9:00 a.m. Eastern Time. Conference call participants should call 1-877-741-4242 (Conference Code: 3177823). A live webcast of the call will be available on the investor relations section of the Company's website at http://investor.scotts.com. An archive of the webcast, as well as any accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 1-888-203-1112. The replay will be available for 30 days.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 27% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statement of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Footnotes	June 28, 2014	June 29, 2013	% Change	June 28, 2014	June 29, 2013	% Change
Net sales		$1,116.4	$1,137.1	(2)%	$2,387.0	$2,340.1	2%
Cost of sales		693.1	695.3		1,496.0	1,490.4
Cost of sales - impairment, restructuring and other		—	1.5		—	1.6
Gross profit		423.3	440.3	(4)%	891.0	848.1	5%
% of sales		37.9%	38.7%		37.3%	36.2%
Operating expenses:
Selling, general and administrative		189.0	189.2	—%	525.6	519.9	1%
Impairment, restructuring and other		39.2	7.0		45.6	6.7
Other income, net		(5.8)	(4.9)		(8.5)	(7.5)
Income from operations		200.9	249.0	(19)%	328.3	329.0	—%
% of sales		18.0%	21.9%		13.8%	14.1%
Costs related to refinancing		—	—		10.7	—
Interest expense		12.8	16.8		38.7	47.9
Income from continuing operations before income taxes		188.1	232.2	(19)%	278.9	281.1	(1)%
Income tax expense from continuing operations		67.4	84.5		98.3	102.5
Income from continuing operations		120.7	147.7	(18)%	180.6	178.6	1%
Income from discontinued operations, net of tax	(3)	1.0	0.5		1.1	1.9
Net income		$121.7	$148.2		$181.7	$180.5
Basic income per common share:	(1)
Income from continuing operations		$1.97	$2.39	(18)%	$2.93	$2.89	1%
Income from discontinued operations		0.02	0.01		0.02	0.03
Net income		$1.99	$2.40		$2.95	$2.92
Diluted income per common share:	(2)
Income from continuing operations		$1.93	$2.36	(18)%	$2.88	$2.86	1%
Income from discontinued operations		0.02	0.01		0.02	0.03
Net income		$1.95	$2.37		$2.90	$2.89
Common shares used in basic income per share calculation		61.3	61.7	(1)%	61.7	61.7	—%
Common shares and potential common shares used in diluted income per share calculation		62.4	62.6	—%	62.8	62.5	—%

Non-GAAP results from continuing operations:
Adjusted income from continuing operations	(4)	$146.0	$153.4	(5)%	$217.1	$184.3	18%
Adjusted diluted income per share from continuing operations	(2) (4)	$2.34	$2.45	(4)%	$3.46	$2.95	17%
Adjusted EBITDA	(3) (4)	$252.3	$266.4	(5)%	$412.0	$381.3	8%
Note: See accompanying footnotes on page 9

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income (Loss) from Continuing Operations before Income Taxes by Segment
(In millions)
(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before amortization, impairment, restructuring and other charges, which is not a generally accepted accounting principle ("GAAP") measure. Senior management of the Company uses this measure of operating profit (loss) to evaluate segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd. and the amortization related to the Roundup® Marketing Agreement, as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments.

	Three Months Ended			Nine Months Ended
	June 28, 2014	June 29, 2013	% Change	June 28, 2014	June 29, 2013	% Change
Net Sales:
Global Consumer	$1,012.8	$1,041.2	(3)%	$2,197.2	$2,146.6	2%
Scotts LawnService®	92.8	89.9	3%	168.0	167.6	—%
Segment total	1,105.6	1,131.1	(2)%	2,365.2	2,314.2	2%
Corporate & Other	10.8	6.0		21.8	25.9
Consolidated	$1,116.4	$1,137.1	(2)%	$2,387.0	$2,340.1	2%

Income (Loss) from Continuing Operations before Income Taxes:
Global Consumer	$244.5	$260.5	(6)%	$446.6	$410.7	9%
Scotts LawnService®	20.7	22.3	(7)%	3.0	4.4	(32)%
Segment total	265.2	282.8		449.6	415.1
Corporate & Other	(21.4)	(22.8)		(66.1)	(70.3)
Intangible asset amortization	(3.7)	(2.5)		(9.6)	(7.5)
Impairment, restructuring and other	(39.2)	(8.5)		(45.6)	(8.3)
Costs related to refinancing	—	—		(10.7)	—
Interest expense	(12.8)	(16.8)		(38.7)	(47.9)
Consolidated	$188.1	$232.2	(19)%	$278.9	$281.1	(1)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)

	June 28, 2014	June 29, 2013	September 30, 2013

ASSETS	(Unaudited)	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$147.2	$105.4	$129.8
Accounts receivable, net	750.1	682.3	313.3
Inventories	387.8	385.8	324.9
Prepaids and other current assets	125.9	135.0	113.0
Total current assets	1,411.0	1,308.5	881.0
Property, plant and equipment, net	443.4	409.8	422.3
Goodwill	333.3	315.2	315.1
Intangible assets, net	281.3	297.6	284.4
Other assets	37.4	31.2	34.4
Total assets	$2,506.4	$2,362.3	$1,937.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$200.5	$165.5	$92.4
Accounts payable	279.3	230.7	137.7
Other current liabilities	428.6	450.2	279.7
Total current liabilities	908.4	846.4	509.8
Long-term debt	628.7	548.1	478.1
Other liabilities	214.1	226.0	238.8
Total liabilities	1,751.2	1,620.5	1,226.7
Shareholders' equity	755.2	741.8	710.5
Total liabilities and shareholders’ equity	$2,506.4	$2,362.3	$1,937.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended June 28, 2014			Three Months Ended June 29, 2013
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Impairment, Restructuring and Other	Adjusted
Net sales	$1,116.4	$—	$1,116.4	$1,137.1	$—	$1,137.1
Cost of sales	693.1	—	693.1	695.3	—	695.3
Cost of sales - impairment, restructuring and other	—	—	—	1.5	1.5	—
Gross profit	423.3	—	423.3	440.3	(1.5)	441.8
% of sales	37.9%		37.9%	38.7%		38.9%
Operating expenses:
Selling, general and administrative	189.0	—	189.0	189.2	—	189.2
Impairment, restructuring and other	39.2	39.2	—	7.0	7.0	—
Other income, net	(5.8)	—	(5.8)	(4.9)	—	(4.9)
Income from operations	200.9	(39.2)	240.1	249.0	(8.5)	257.5
% of sales	18.0%		21.5%	21.9%		22.6%
Costs related to refinancing	—	—	—	—	—	—
Interest expense	12.8	—	12.8	16.8	—	16.8
Income from continuing operations before income taxes	188.1	(39.2)	227.3	232.2	(8.5)	240.7
Income tax expense from continuing operations	67.4	(13.9)	81.3	84.5	(2.8)	87.3
Income from continuing operations	$120.7	$(25.3)	$146.0	$147.7	$(5.7)	$153.4
Basic income per share from continuing operations	$1.97	$(0.41)	$2.38	$2.39	$(0.09)	$2.48
Diluted income per share from continuing operations	$1.93	$(0.41)	$2.34	$2.36	$(0.09)	$2.45
Common shares used in basic income per share calculation	61.3	61.3	61.3	61.7	61.7	61.7
Common shares and potential common shares used in diluted income per share calculation	62.4	62.4	62.4	62.6	62.6	62.6
Calculation of Adjusted EBITDA:
Income from continuing operations	$120.7			$147.7
Income tax expense from continuing operations	67.4			84.5
Income from discontinued operations, net of tax	1.0			0.5
Income tax expense from discontinued operations	0.5			0.7
Costs related to refinancing	—			—
Interest expense	12.8			16.8
Depreciation	12.4			13.6
Amortization (including Roundup)	3.9			2.7
Impairment, restructuring and other	33.7			—
Mark-to-market adjustments on derivatives	(0.1)			(0.1)
Adjusted EBITDA	$252.3			$266.4
Note: See accompanying footnotes on page 9

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Nine Months Ended June 28, 2014				Nine Months Ended June 29, 2013
	As Reported	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted	As Reported	Impairment, Restructuring and Other	Adjusted
Net sales	$2,387.0	$—	$—	$2,387.0	$2,340.1	$—	$2,340.1
Cost of sales	1,496.0	—	—	1,496.0	1,490.4	—	1,490.4
Cost of sales - impairment, restructuring and other	—	—	—	—	1.6	1.6	—
Gross profit	891.0	—	—	891.0	848.1	(1.6)	849.7
% of sales	37.3%			37.3%	36.2%		36.3%
Operating expenses:
Selling, general and administrative	525.6	—	—	525.6	519.9	—	519.9
Impairment, restructuring and other	45.6	45.6	—	—	6.7	6.7	—
Other income, net	(8.5)	—	—	(8.5)	(7.5)	—	(7.5)
Income from operations	328.3	(45.6)	—	373.9	329.0	(8.3)	337.3
% of sales	13.8%			15.7%	14.1%		14.4%
Costs related to refinancing	10.7	—	10.7	—	—	—	—
Interest expense	38.7	—	—	38.7	47.9	—	47.9
Income from continuing operations before income taxes	278.9	(45.6)	(10.7)	335.2	281.1	(8.3)	289.4
Income tax expense from continuing operations	98.3	(16.0)	(3.8)	118.1	102.5	(2.6)	105.1
Income from continuing operations	$180.6	$(29.6)	$(6.9)	$217.1	$178.6	$(5.7)	$184.3
Basic income per share from continuing operations	$2.93	$(0.47)	$(0.11)	$3.51	$2.89	$(0.09)	$2.98
Diluted income per share from continuing operations	$2.88	$(0.47)	$(0.11)	$3.46	$2.86	$(0.09)	$2.95
Common shares used in basic income per share calculation	61.7	61.7	61.7	61.7	61.7	61.7	61.7
Common shares and potential common shares used in diluted income per share calculation	62.8	62.8	62.8	62.8	62.5	62.5	62.5
Calculation of Adjusted EBITDA:
Income from continuing operations	$180.6				$178.6
Income tax expense from continuing operations	98.3				102.5
Income from discontinued operations, net of tax	1.1				1.9
Income tax expense from discontinued operations	1.0				1.4
Costs related to refinancing	10.7				—
Interest expense	38.7				47.9
Depreciation	37.8				41.0
Amortization (including Roundup)	10.2				8.1
Impairment, restructuring and other	33.7				—
Mark-to-market adjustments on derivatives	(0.1)				(0.1)
Adjusted EBITDA	$412.0				$381.3

Note: See accompanying footnotes on page 9

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income per common share amounts is calculated by dividing income from continuing operations, income from discontinued operations and net income by the weighted average number of common shares outstanding during the period.

(2)
Diluted income per common share amounts are calculated by dividing income from continuing operations, income from discontinued operations and net income by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
In the second quarter of fiscal 2014, the Company completed the sale of its Wild Bird Food business. As a result, effective in its second quarter of fiscal 2014, the Company classified its results of operations for all periods presented to reflect the Wild Bird Food business as a discontinued operation.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted income from continuing operations and adjusted diluted income per share from continuing operations - These measures exclude charges or credits relating to impairments, restructurings, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from, and not indicative of, the results of the operations of the business.

Adjusted EBITDA - This measure is calculated as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.00 at June 28, 2014) and an interest coverage ratio (minimum of 3.50 for the twelve months ended June 28, 2014). The Company was in compliance with the terms of all debt covenants at June 28, 2014.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company's ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.